Exhibit 99.1

GENESCO INC. REPORTS FISCAL 2026 FOURTH QUARTER

AND FULL YEAR RESULTS

--Journeys Q4 Comparable Sales +12%, Overall Comparable Sales +9%--

--Sixth Consecutive Quarter of Positive Comparable Sales Growth--

--Operating Income Increased 11% for Q4 and Increased 24% for Fiscal 2026--

NASHVILLE, Tenn., March 6, 2026 --- Genesco Inc. (NYSE: GCO) today reported fourth quarter and full fiscal year results for the three and twelve months ended January 31, 2026.

Fourth Quarter Fiscal 2026 Financial Summary

•
Net sales of $800 million increased 7% compared to Q4FY25
•
Comparable sales increased 9%, with stores up 9% and e-commerce up 8%
•
E-commerce sales represented 31% of retail sales compared to 30% last year
•
Selling and administrative expenses leveraged 140 basis points compared to last year
•
GAAP EPS was $4.43 vs. $3.06 last year and Non-GAAP EPS was $3.74 vs. $3.26 last year 1

Fiscal 2026 Financial Summary

•
Net sales of $2.4 billion increased 5% compared to FY25
•
Comparable sales increased 6%, with stores up 6% and e-commerce up 4%
•
E-commerce sales represented 25% of retail sales for both this year and last year
•
Selling and administrative expenses leveraged 120 basis points compared to last year
•
GAAP EPS was $1.25 vs. ($1.80) last year and Non-GAAP EPS was $1.45 vs. $0.94 last year1

Mimi E. Vaughn, Genesco’s Board Chair, President and Chief Executive Officer, said, "We are very pleased to close out Fiscal 2026 with another quarter of strong performance, highlighted by our sixth consecutive quarter of positive comparable sales growth, demonstrating the sustainability of our momentum, combined with a meaningful increase in profitability. Journeys once again led the way with

__________________________

1Non-GAAP earnings per share (“EPS”) is a non-GAAP measure. Non-GAAP EPS excludes (i) a gross margin charge for an inventory write-down related to license exits in Genesco Brands Group, net of tax effect, in the fourth quarter and year of Fiscal 2026, (ii) a gross margin charge related to a distribution model transition in Genesco Brands Group, net of tax effect, in Fiscal 2025, and (iii) costs associated with information technology transformation, store restructuring, asset impairments and severance, net of tax effect, in the fourth quarter and year of Fiscal 2026 and asset impairments and severance, net of tax effect, in the fourth quarter and year of Fiscal 2025 (“the Excluded Items”). Non-GAAP EPS also excludes the tax impact of the One Big Beautiful Bill Act (“OBBBA”) in Fiscal 2026 and income tax expense of $26.2 million related to a U.S. valuation allowance in Fiscal 2025. A reconciliation of earnings (loss) and earnings (loss) per share from continuing operations in accordance with U.S. Generally Accepted Accounting Principles (“GAAP”) to the adjusted earnings (loss) and earnings (loss) per share numbers is set forth on Schedule B to this press release. The Company believes that disclosure of earnings (loss) and earnings (loss) per share from continuing operations adjusted for the items not reflected in the previously announced expectations will be meaningful to investors, especially in light of the impact of such items on the results. Non-GAAP EPS is not intended to be a substitute for GAAP measures and may differ from similarly titled metrics supported by other companies. Investors should consider Non-GAAP EPS in addition to, and not as a replacement for, GAAP results reported in our financial statements.

double-digit comp growth on top of double digits last year, fueled by an exceptional holiday performance. Our strategic initiatives around product elevation and customer experience continue to resonate with teens, driving market share gains and positioning Journeys as the clear destination for style-led footwear. At the same time, Johnston & Murphy’s comparable sales improved in each successive month, while Schuh navigated a promotional U.K. environment and exited the year with clean inventories.”

Vaughn continued, “We are optimistic about Fiscal 2027. We expect another year of comparable sales growth driven by our strategic growth plan and ongoing strength at Journeys, and improved acceleration at Johnston & Murphy as our product and marketing strategies gain more traction. These results will be partially offset by Schuh as we reset the promotional posture and apply the learnings from Journeys' successful transformation. Our Footwear First strategy, combined with our disciplined approach to cost management and inventory control, positions us well to deliver improved profitability and create meaningful shareholder value."

Fourth Quarter Review

Net sales for the fourth quarter increased 7% to $800 million in Fiscal 2026 compared to $746 million in the fourth quarter of Fiscal 2025. The net sales increase reflects a 9% increase in comparable sales, including a 9% increase in same store sales and an 8% increase in e-commerce comparable sales and a favorable foreign exchange impact, partially offset by decreased wholesale sales and the impact of net store closings.

Comparable Sales

Comparable Same Store and E-commerce Sales:	4QFY26	4QFY25
Journeys Group	12%	14%
Schuh Group	3%	2%
Johnston & Murphy Group	2%	0%
Total Genesco Comparable Sales	9%	10%
Same Store Sales	9%	6%
Comparable E-commerce Sales	8%	18%

The overall sales increase of 7% for the fourth quarter of Fiscal 2026 compared to the fourth quarter of Fiscal 2025 was driven by an increase of 10% at Journeys, 9% at Schuh and 2% at Johnston & Murphy, partially offset by a decrease of 27% or $10 million at Genesco Brands. On a constant currency basis, Schuh sales were up 3% for the fourth quarter.

Fiscal 2026 fourth quarter gross margin was 45.9% compared to 46.9% last year. Adjusted gross margin for the fourth quarter was 46.0%, down 90 basis points compared with 46.9% last year. The decrease in adjusted gross margin as a percentage of sales compared to Fiscal 2025 is due primarily to increased promotional activity at Schuh and lower margins at Genesco Brands related to ongoing tariff pressure and changes in channel mix.

Selling and administrative expenses for the fourth quarter of Fiscal 2026 decreased 140 basis points as a percentage of sales to 39.1% compared with 40.5% last year. The decrease as a percentage of sales compared to Fiscal 2025 primarily reflects decreased occupancy costs and selling salaries, along with other expenses as part of our cost savings initiatives.

Genesco’s GAAP operating income for the fourth quarter was $51.3 million, or 6.4% of sales in Fiscal 2026, compared with $46.1 million, or 6.2% of sales in the fourth quarter last year. Adjusted for the Excluded Items in the fourth quarters of both Fiscal 2026 and 2025, operating income for the fourth quarter of Fiscal 2026 was $55.9 million compared to $47.9 million last year. Adjusted operating margin was 7.0% of sales in the fourth quarter of Fiscal 2026 and 6.4% in the fourth quarter last year.

The effective tax rate for the quarter was 6.4% in Fiscal 2026 compared to 25.8% in the fourth quarter last year. The adjusted tax rate, reflecting Excluded Items, was 27.4% in Fiscal 2026 compared to 23.8% in the fourth quarter last year. The higher adjusted tax rate for the fourth quarter of Fiscal 2026 compared to the fourth quarter last year primarily reflects a higher expected tax rate for Fiscal 2026 versus Fiscal 2025 due to the impact of the valuation allowance in certain jurisdictions and additional global minimum tax under the Organization for Economic Cooperation and Development’s Pillar Two framework. The divergence between the effective tax rate and the adjusted tax rate is due to income tax law changes under the OBBBA in Fiscal 2026, which we have excluded from the adjusted tax rate in Fiscal 2026.

GAAP earnings from continuing operations were $47.5 million in the fourth quarter of Fiscal 2026 compared to $33.6 million in the fourth quarter last year. Adjusted for the Excluded Items, fourth quarter earnings from continuing operations were $40.2 million, or $3.74 per share, in Fiscal 2026, compared to $35.8 million, or $3.26 per share, in the fourth quarter last year.

Full Year Review

Net sales for Fiscal 2026 increased 5% to $2.4 billion compared to $2.3 billion in Fiscal 2025. The net sales increase for Fiscal 2026 reflected a 6% increase in comparable sales, including a 6% increase in same store sales and a 4% increase in e-commerce comparable sales, and a favorable foreign exchange impact, partially offset by 42 net store closings and decreased wholesale sales.

Overall sales for Fiscal 2026 compared to Fiscal 2025 increased 7% at Journeys and 4% at Schuh, partially offset by a decrease of 4% at Genesco Brands, while sales at Johnston & Murphy were flat. On a constant currency basis, Schuh sales were flat for Fiscal 2026.

Gross margin for Fiscal 2026 was 46.3% compared with 47.2% last year. Adjusted gross margin for Fiscal 2026 decreased 90 basis points as a percentage of sales compared to last year. The decrease as a percentage of sales compared to Fiscal 2025 is due primarily to increased promotional activity at Schuh and lower margins at Genesco Brands related to the exit of licenses and ongoing tariff pressure. Gross margins were flat for both Journeys and Johnston & Murphy for Fiscal 2026.

Selling and administrative expenses for Fiscal 2026 decreased 120 basis points as a percentage of sales to 45.2% compared to 46.4% last year. The decrease as a percentage of sales compared to Fiscal 2025 reflects decreased occupancy costs and selling salaries along with other expenses as part of our cost savings initiatives.

Genesco’s GAAP operating income for Fiscal 2026 was $17.3 million, or 0.7% of sales, compared to $13.9 million, or 0.6% of sales last year. Adjusted for the Excluded Items in Fiscal 2026 and 2025, operating income was $26.6 million in Fiscal 2026 compared to $18.9 million last year. Adjusted operating margin was 1.1% of sales in Fiscal 2026 and 0.8% of sales last year.

The effective tax rate was -5.4% in Fiscal 2026 compared to 309.6% last year. The adjusted tax rate, reflecting the Excluded Items, was 29.9% in Fiscal 2026 compared to 27.7% last year. The higher adjusted tax rate for Fiscal 2026 compared to Fiscal 2025 reflects a higher expected tax rate for Fiscal 2026 versus Fiscal 2025 due to the impact of the valuation allowance in certain jurisdictions and additional global minimum tax under the Organization for Economic Cooperation and Development’s Pillar Two framework. The divergence between the effective tax rate and the adjusted tax rate is due to income tax law changes under the OBBBA in Fiscal 2026 and recording a $26.3 million U.S. valuation allowance in Fiscal 2025, both of which we have excluded from the adjusted tax rate in Fiscal 2026 and 2025.

GAAP earnings from continuing operations were $13.3 million in Fiscal 2026 compared to a loss from continuing operations of $19.5 million last year. Adjusted for the Excluded Items in Fiscal 2026 and 2025, tax law changes under OBBBA in Fiscal 2026 and the U.S. valuation allowance in Fiscal 2025, earnings from continuing operations were $15.4 million, or $1.45 per share, in Fiscal 2026, compared to $10.3 million, or $0.94 per share, last year.

Cash, Borrowings and Inventory

Cash as of January 31, 2026 was $105.4 million, compared with $34.0 million as of February 1, 2025. Total debt at the end of the fourth quarter of Fiscal 2026 was $3.4 million compared with zero at the end of last year’s fourth quarter. Inventories increased 2% on a year-over-year basis reflecting increased inventory for Journeys and Johnston & Murphy, partially offset by decreased inventory at Genesco Brands, while inventory at Schuh was down on a constant currency basis.

Capital Expenditures and Store Activity

For the fourth quarter of Fiscal 2026, capital expenditures were $10 million, related primarily to retail stores and other initiatives. Depreciation and amortization was $13 million. During the quarter, the Company opened six stores and closed 15 stores. The Company ended the quarter with 1,236 stores compared with 1,278 stores at the end of the fourth quarter last year, or a decrease of 3%. Square footage was down 2% on a year-over-year basis.

Share Repurchases

The Company did not repurchase any shares during the fourth quarter of Fiscal 2026. The Company repurchased 604,531 shares for $12.6 million, or $20.79 per share, during Fiscal 2026. The Company currently has $29.8 million remaining on its expanded share repurchase authorization announced in June 2023.

Fiscal 2027 Outlook

Vaughn concluded, “We have clear plans in place to drive continued improvement in Fiscal 2027. Our top-line guidance reflects another year of overall positive comparable sales growth, offset by store closures and license transitions in our branded footwear group. The projected increase in our bottom line is being driven by another year of increased profitability at Journeys, improvement at Johnston & Murphy and higher gross margins, primarily at Schuh, as we reduce the business’ dependency on promotions and focus on returning to a full price, full margin sales model.”

For Fiscal 2027, the Company:

•
Expects positive comparable sales of 1% to 2%
•
Expects total sales to be down 1% to flat compared to Fiscal 2026 including a reduction in sales of approximately $30 million net due to the exit of licenses and approximately $30 million related to net store closures
•
Expects adjusted diluted earnings per share from continuing operations in the range of $1.90 to $2.30 2
•
Guidance assumes no further share repurchases and a tax rate of 30% for Fiscal 2027 but due to the valuation allowance, the tax rate for the first three quarters of the year will be in the range of approximately 7% to 8%

Conference Call, Management Commentary and Investor Presentation

The Company has posted detailed financial commentary and a supplemental financial presentation of fourth quarter results on its website, www.genesco.com, in the investor relations section. The Company's live conference call on March 6, 2026, at 7:30 a.m. (Central time), may be accessed through the Company's website, www.genesco.com. To listen live, please go to the website at least 15 minutes early to register, download and install any necessary software.

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2A reconciliation of the adjusted financial measures cited in the guidance to their corresponding measures as reported pursuant to GAAP is included in Schedule B to this press release.

Safe Harbor Statement

This release contains forward-looking statements, including those regarding future sales, earnings, operating income, gross margins, expenses, capital expenditures, depreciation and amortization, tax rates, store openings and closures, cost reductions, and all other statements not addressing solely historical facts or present conditions. Forward-looking statements are usually identified by or are associated with such words as “intend,” “expect,” “feel,” “should,” “believe,” “anticipate,” “optimistic,” “confident” and similar terminology. Actual results could vary materially from the expectations reflected in these statements. A number of factors could cause differences. These include adjustments to projections reflected in forward-looking statements, including those resulting from weakness in store, e-commerce and shopping mall traffic, the imposition of tariffs (including the timing and amount thereof) on products imported by the Company or its vendors as well as the ability and costs to move production of products in response to tariffs; our ability to pass on price increases to our customers; restrictions on operations imposed by government entities and/or landlords, changes in public safety and health requirements, and limitations on the Company’s ability to adequately staff and operate stores. Differences from expectations could also result from store closures and effects on the business as a result of the level of consumer spending on our merchandise and interest in our brands and in general; the level and timing of promotional activity necessary to maintain inventories at appropriate levels; the Company’s ability to obtain from suppliers products that are in-demand on a timely basis and effectively manage disruptions in product supply or distribution, including disruptions as a result of pandemics or geopolitical events, including shipping disruptions near crucial trade routes; unfavorable trends in fuel costs, foreign exchange rates, foreign labor and material costs, and other factors affecting the cost of products; a disruption in shipping or increase in cost of our imported products, and other factors affecting the cost of products; our dependence on third-party vendors and licensors for the products we sell; store closures and effects on the business as a result of civil disturbances; our ability to renew our license agreements; impacts of the Russia-Ukraine war, the conflict in Israel and the surrounding areas; and other sources of market weakness in the locations in which we operate; the effectiveness of the Company's omnichannel initiatives; costs associated with changes in minimum wage and overtime requirements; wage pressures; labor shortages; the effects of inflation; the evolving regulatory landscape related to our use of social media; weakness in the consumer economy and retail industry; competition and fashion trends in the Company's markets, including trends with respect to the popularity of casual and dress footwear; any failure to increase sales at our existing stores, given our high fixed expense cost structure, and in our e -commerce businesses; risks related to the potential for terrorist events; risks related to public health and safety events; changes in buying patterns by significant wholesale customers; changes in consumer preferences; our ability to continue to complete and integrate acquisitions; our ability to expand our business and diversify our product base; impairment of goodwill in connection with acquisitions; payment related risks that could increase our operating cost, expose us to fraud or theft, subject us to potential liability and disrupt our business; retained liabilities associated with divestitures of businesses including potential liabilities under leases as the prior tenant or as a guarantor of certain leases; and changes in the timing of holidays or in the onset of seasonal weather affecting period-to-period sales comparisons. Additional factors that could cause differences from expectations include the ability to secure allocations to refine product assortments to address consumer demand; the ability to renew leases in existing stores and control or lower occupancy costs, to open or close stores in the number and on the planned schedule, and to conduct required remodeling or refurbishment on schedule and at expected expense levels; the Company’s ability to realize anticipated cost savings, including rent savings and savings in connection with the restructuring of the Company’s information technology functions; the amount and timing of share repurchases; our ability to make our occupancy costs more variable; the Company’s ability to achieve expected digital gains and gain market share; deterioration in the performance of individual businesses or of the Company's market value relative to its book value, resulting in impairments of fixed assets, operating lease right of use assets or intangible assets or other adverse financial consequences and the timing and amount of such impairments or other consequences; unexpected changes to the market for the Company's shares or for the retail sector in general; costs and reputational harm as a result of disruptions in the Company’s business or information technology systems, including as a result of security breaches and incidents or by potential problems associated with the implementation of new or upgraded systems or as the result of the restructuring of the Company’s information technology functions; changes in tax laws and tax rates and the Company’s ability to realize any anticipated tax benefits in both the amount and timeframe anticipated; and the cost and outcome of litigation, investigations, environmental matters and other disputes involving the Company. Additional factors are cited in the "Risk Factors," "Legal Proceedings" and "Management's Discussion and Analysis of Financial Condition and Results of Operations" sections of, and elsewhere in, the Company’s SEC filings, copies of which may be obtained from the SEC website, www.sec.gov, or by contacting the investor relations department of Genesco via the Company’s website, www.genesco.com. Many of the factors that will determine the outcome of the subject matter of this release are beyond Genesco's ability to control or predict.

Genesco undertakes no obligation to release publicly the results of any revisions to these forward-looking statements that may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events. Forward-looking statements reflect the expectations of the Company at the time they are made. The Company disclaims any obligation to update such statements.

About Genesco Inc.

Genesco Inc. (NYSE: GCO) is a footwear first company with distinctively positioned retail and lifestyle brands and proven omnichannel capabilities offering customers the footwear they desire in engaging shopping environments, including more than 1,230 retail stores and branded e-commerce websites. Its Journeys, Little Burgundy and Schuh brands serve teens, kids and young adults with on-trend fashion footwear inspired by youth culture in the U.S., Canada and the U.K. Johnston & Murphy serves successful, affluent men and women with premium footwear, apparel and accessories in the U.S. and Canada, and Genesco Brands Group sells branded lifestyle footwear to leading retailers under licensed brands including Wrangler, Dockers and Starter. Founded in 1924, Genesco is based in Nashville, Tennessee. For more information on Genesco and its operating divisions, please visit www.genesco.com.

Genesco Financial Contact Genesco Media Contact

Jason Ware, Vice President, Investor Relations Claire S. McCall, Director, Corporate Relations

jware@genesco.com (615) 367-8283 / cmccall@genesco.com

GENESCO INC.

Condensed Consolidated Statements of Operations

(in thousands, except per share data)

(Unaudited)

	Quarter 4		Quarter 4
	Jan. 31, 2026	% of Net Sales	Feb. 1, 2025	% of Net Sales
Net sales	$799,941	100.0%	$745,949	100.0%
Cost of sales	432,849	54.1%	396,312	53.1%
Gross margin(1)	367,092	45.9%	349,637	46.9%
Selling and administrative expenses	312,448	39.1%	301,775	40.5%
Asset impairments and other, net(2)	3,321	0.4%	1,745	0.2%
Operating income	51,323	6.4%	46,117	6.2%
Other components of net periodic benefit cost	148	0.0%	86	0.0%
Interest expense, net	416	0.1%	802	0.1%
Earnings from continuing operations before income taxes	50,759	6.3%	45,229	6.1%
Income tax expense	3,237	0.4%	11,676	1.6%
Earnings from continuing operations	47,522	5.9%	33,553	4.5%
Gain from discontinued operations, net of tax(3)	89	0.0%	828	0.1%
Net Earnings	$47,611	6.0%	$34,381	4.6%
Basic earnings per share:
Before discontinued operations	$4.60		$3.13
Net earnings	$4.60		$3.20
Diluted earnings per share:
Before discontinued operations	$4.43		$3.06
Net earnings	$4.44		$3.13
Weighted-average shares outstanding:
Basic	10,339		10,736
Diluted	10,729		10,981

(1)
Includes a $1.3 million gross margin charge in the fourth quarter of Fiscal 2026 for inventory write-down in Genesco Brands Group related to license exits.
(2)
Includes a $3.3 million charge in the fourth quarter of Fiscal 2026 which includes $2.9 million for costs associated with information technology transformation and $0.4 million for asset impairments.

Includes a $1.7 million charge in the fourth quarter of Fiscal 2025 which includes $0.9 million for asset impairments and $0.8 million for severance.

(3)
The gain from discontinued operations in the fourth quarter of Fiscal 2025 includes a $1.2 million pretax gain from insurance proceeds related to legacy environmental matters.

GENESCO INC.

Condensed Consolidated Statements of Operations

(in thousands, except per share data)

(Unaudited)

	Fiscal Year Ended		Fiscal Year Ended
	Jan. 31, 2026	% of Net Sales	Feb. 1, 2025	% of Net Sales
Net sales	$2,436,096	100.0%	$2,325,062	100.0%
Cost of sales	1,309,246	53.7%	1,228,249	52.8%
Gross margin(1)	1,126,850	46.3%	1,096,813	47.2%
Selling and administrative expenses	1,101,468	45.2%	1,079,653	46.4%
Asset impairments and other, net(2)	8,068	0.3%	3,235	0.1%
Operating income	17,314	0.7%	13,925	0.6%
Other components of net periodic benefit cost	625	0.0%	367	0.0%
Interest expense, net	4,098	0.2%	4,250	0.2%
Earnings from continuing operations before income taxes	12,591	0.5%	9,308	0.4%
Income tax expense (benefit)(3)	(685)	0.0%	28,820	1.2%
Earnings (loss) from continuing operations	13,276	0.5%	(19,512)	-0.8%
Gain (loss) from discontinued operations, net of tax(4)	(7)	0.0%	622	0.0%
Net Earnings (Loss)	$13,269	0.5%	$(18,890)	-0.8%
Basic earnings (loss) per share:
Before discontinued operations	$1.28		$(1.80)
Net earnings (loss)	$1.28		$(1.74)
Diluted earnings (loss) per share:
Before discontinued operations	$1.25		$(1.80)
Net earnings (loss)	$1.25		$(1.74)
Weighted-average shares outstanding:
Basic	10,366		10,836
Diluted	10,624		10,836

(1)
Includes a $1.3 million gross margin charge in Fiscal 2026 for inventory write-down in Genesco Brands Group related to license exits and a $1.8 million gross margin charge in Fiscal 2025 related to a distribution model transition in Genesco Brands Group.
(2)
Includes an $8.1 million charge in Fiscal 2026 which includes $3.9 million for store restructuring, $2.9 million for costs associated with information technology transformation, $0.7 million for asset impairments and $0.6 million for severance.

Includes a $3.2 million charge in Fiscal 2025 which includes $1.8 million for severance and $1.4 million for asset impairments.

(3)
Includes a $26.2 million U.S. valuation allowance in Fiscal 2025.
(4)
The gain from discontinued operations in Fiscal 2025 includes a $1.2 million pretax gain from insurance proceeds related to legacy environmental matters.

GENESCO INC.

Sales/Earnings Summary by Segment

(in thousands)

(Unaudited)

	Quarter 4		Quarter 4
	Jan. 31, 2026	% of Net Sales	Feb. 1, 2025	% of Net Sales
Sales:
Journeys Group	$527,119	65.9%	$478,114	64.1%
Schuh Group	153,746	19.2%	141,155	18.9%
Johnston & Murphy Group	93,414	11.7%	91,501	12.3%
Genesco Brands Group	25,662	3.2%	35,179	4.7%
Net Sales	$799,941	100.0%	$745,949	100.0%
Operating Income (Loss):
Journeys Group	$60,206	11.4%	$43,152	9.0%
Schuh Group	928	0.6%	5,637	4.0%
Johnston & Murphy Group	6,465	6.9%	6,555	7.2%
Genesco Brands Group(1)	(1,958)	-7.6%	1,391	4.0%
Corporate and Other(2)	(14,318)	-1.8%	(10,618)	-1.4%
Operating income	51,323	6.4%	46,117	6.2%
Other components of net periodic benefit cost	148	0.0%	86	0.0%
Interest, net	416	0.1%	802	0.1%
Earnings from continuing operations before income taxes	50,759	6.3%	45,229	6.1%
Income tax expense	3,237	0.4%	11,676	1.6%
Earnings from continuing operations	47,522	5.9%	33,553	4.5%
Gain from discontinued operations, net of tax(3)	89	0.0%	828	0.1%
Net Earnings	$47,611	6.0%	$34,381	4.6%

(1)
Includes a $1.3 million gross margin charge in the fourth quarter of Fiscal 2026 for inventory write-down in Genesco Brands Group related to license exits.
(2)
Includes a $3.3 million charge in the fourth quarter of Fiscal 2026 which includes $2.9 million for costs associated with information technology transformation and $0.4 million for asset impairments.

Includes a $1.7 million charge in the fourth quarter of Fiscal 2025 which includes $0.9 million for asset impairments and $0.8 million for severance.

(3)
The gain from discontinued operations in the fourth quarter of Fiscal 2025 includes a $1.2 million pretax gain from insurance proceeds related to legacy environmental matters.

GENESCO INC.

Sales/Earnings Summary by Segment

(in thousands)

(Unaudited)

	Fiscal Year Ended		Fiscal Year Ended
	Jan. 31, 2026	% of Net Sales	Feb. 1, 2025	% of Net Sales
Sales:
Journeys Group	$1,494,649	61.4%	$1,398,922	60.2%
Schuh Group	500,022	20.5%	479,891	20.6%
Johnston & Murphy Group	320,199	13.1%	320,208	13.8%
Genesco Brands Group	121,226	5.0%	126,041	5.4%
Net Sales	$2,436,096	100.0%	$2,325,062	100.0%
Operating Income (Loss):
Journeys Group	$60,490	4.0%	$26,345	1.9%
Schuh Group	(4,545)	-0.9%	10,199	2.1%
Johnston & Murphy Group	4,588	1.4%	8,416	2.6%
Genesco Brands Group(1)	(66)	-0.1%	6,806	5.4%
Corporate and Other(2)	(43,153)	-1.8%	(37,841)	-1.6%
Operating income	17,314	0.7%	13,925	0.6%
Other components of net periodic benefit cost	625	0.0%	367	0.0%
Interest, net	4,098	0.2%	4,250	0.2%
Earnings from continuing operations before income taxes	12,591	0.5%	9,308	0.4%
Income tax expense (benefit)(3)	(685)	0.0%	28,820	1.2%
Earnings (loss) from continuing operations	13,276	0.5%	(19,512)	-0.8%
Gain (loss) from discontinued operations, net of tax(4)	(7)	0.0%	622	0.0%
Net Earnings (Loss)	$13,269	0.5%	$(18,890)	-0.8%

(1)
Includes a $1.3 million gross margin charge in Fiscal 2026 for inventory write-down in Genesco Brands Group related to license exits and a $1.8 million gross margin charge in Fiscal 2025 related to a distribution model transition in Genesco Brands Group.
(2)
Includes an $8.1 million charge in Fiscal 2026 which includes $3.9 million for store restructuring, $2.9 million for costs associated with information technology transformation, $0.7 million for asset impairments and $0.6 million for severance.

Includes a $3.2 million charge in Fiscal 2025 which includes $1.8 million for severance and $1.4 million for asset impairments.

(3)
Includes a $26.2 million U.S. valuation allowance in Fiscal 2025.
(4)
The gain from discontinued operations in Fiscal 2025 includes a $1.2 million pretax gain from insurance proceeds related to legacy environmental matters.

GENESCO INC.

Condensed Consolidated Balance Sheets

(in thousands)

(Unaudited)

	January 31, 2026	February 1, 2025
Assets
Cash and cash equivalents	$105,405	$34,007
Accounts receivable	39,825	48,865
Inventories	433,878	425,224
Other current assets(1)	39,408	100,660
Total current assets	618,516	608,756
Property and equipment	237,656	228,022
Operating lease right of use assets	472,815	438,273
Goodwill and other intangibles	37,326	34,922
Other non-current assets	26,665	25,563
Total Assets	$1,392,978	$1,335,536

Liabilities and Equity
Accounts payable	$156,735	$168,077
Current portion operating lease liabilities	119,216	124,010
Other current liabilities	100,391	87,695
Total current liabilities	376,342	379,782
Long-term debt	3,379	—
Long-term operating lease liabilities	398,788	361,079
Other long-term liabilities	47,425	47,705
Equity	567,044	546,970
Total Liabilities and Equity	$1,392,978	$1,335,536

(1)
Includes prepaid income taxes of $66.0 million at February 1, 2025.

GENESCO INC.

Store Count Activity

	Balance 02/03/24	Open	Close	Balance 02/01/25	Open	Close	Balance 01/31/26
Journeys Group	1,063	7	64	1,006	8	49	965
Schuh Group	122	4	2	124	1	7	118
Johnston & Murphy Group	156	1	9	148	14	9	153
Total Retail Stores	1,341	12	75	1,278	23	65	1,236

	Balance 11/01/25	Open	Close	Balance 01/31/26
Journeys Group	974	2	11	965
Schuh Group	119	0	1	118
Johnston & Murphy Group	152	4	3	153
Total Retail Stores	1,245	6	15	1,236

GENESCO INC.

Comparable Sales

	Quarter 4		Fiscal Year Ended
	Jan. 31, 2026	Feb. 1, 2025	Jan. 31, 2026	Feb. 1, 2025
Journeys Group	12%	14%	9%	6%
Schuh Group	3%	2%	0%	-2%
Johnston & Murphy Group	2%	0%	0%	-2%
Total Comparable Sales	9%	10%	6%	3%
Same Store Sales	9%	6%	6%	0%
Comparable E-commerce Sales	8%	18%	4%	12%

Schedule B

Genesco Inc.

Adjustments to Reported Earnings from Continuing Operations

Three Months Ended January 31, 2026 and February 1, 2025

The Company believes that disclosure of earnings and earnings per share from continuing operations and operating income adjusted for the items not reflected in the previously announced expectations will be meaningful to investors, especially in light of the impact of such items on the results.

	Quarter 4			Quarter 4
	January 31, 2026			February 1, 2025
In Thousands (except per share amounts)	Pretax	Net of Tax	Per Share Amounts	Pretax	Net of Tax	Per Share Amounts
Earnings from continuing operations, as reported		$47,522	$4.43		$33,553	$3.06

Gross margin adjustment:
Charges related to distribution model transition	$—	—	0.00	$—	12	0.00
Inventory write-down related to exit of licenses	1,253	913	0.09	—	—	0.00
Total gross margin adjustment	$1,253	913	0.09	$—	12	0.00

Asset impairments and other adjustments:
Asset impairment charges	$478	365	0.03	$890	678	0.06
Store restructuring charges	—	34	0.00	—	—	0.00
Costs associated with information technology transformation	2,843	2,086	0.19	—	—	0.00
Severance	—	6	0.00	855	668	0.06
Total asset impairments and other adjustments	$3,321	2,491	0.22	$1,745	1,346	0.12

Income tax expense adjustments:
One big beautiful bill impact		(11,899)	(1.11)		—	0.00
U.S. valuation allowance		—	0.00		(7)	0.00
Tax impact share based awards		743	0.07		(134)	(0.01)
Other tax items		399	0.04		1,038	0.09
Total income tax expense adjustments		(10,757)	(1.00)		897	0.08
Adjusted earnings from continuing operations (1) and (2)		$40,169	3.74		$35,808	3.26

(1)
The adjusted tax rate for the fourth quarter of Fiscal 2026 and 2025 is 27.4% and 23.8%, respectively.
(2)
EPS reflects 10.7 million and 11.0 million share count for the fourth quarter of Fiscal 2026 and 2025, respectively, which includes common stock equivalents in both periods.

Schedule B

Genesco Inc.

Adjustments to Reported Earnings (Loss) from Continuing Operations

Fiscal Year Ended January 31, 2026 and February 1, 2025

The Company believes that disclosure of earnings (loss) and earnings (loss) per share from continuing operations and operating income (loss) adjusted for the items not reflected in the previously announced expectations will be meaningful to investors, especially in light of the impact of such items on the results.

	Fiscal Year Ended			Fiscal Year Ended
	January 31, 2026			February 1, 2025
In Thousands (except per share amounts)	Pretax	Net of Tax	Per Share Amounts	Pretax	Net of Tax	Per Share Amounts
Earnings (loss) from continuing operations, as reported		$13,276	$1.25		$(19,512)	$(1.80)

Gross margin adjustment:
Charges related to distribution model transition	$—	—	0.00	$1,750	1,345	0.12
Inventory write-down related to exit of licenses	1,253	913	0.09	-	—	0.00
Total gross margin adjustment	$1,253	913	0.09	$1,750	1,345	0.12

Asset impairments and other adjustments:
Asset impairment charges	$737	552	0.05	$1,384	1,054	0.09
Store restructuring charges	3,891	2,904	0.27	—	—	0.00
Costs associated with information technology transformation	2,843	2,086	0.20	—	—	0.00
Severance	597	435	0.04	1,851	1,426	0.13
Impact of additional dilutive shares	—	—	0.00	—	—	0.03
Total asset impairments and other adjustments	$8,068	5,977	0.56	$3,235	2,480	0.25

Income tax expense adjustments:
Tax impact share based awards		743	0.07		588	0.05
One big beautiful bill impact		(5,216)	(0.49)		—	0.00
U.S. valuation allowance		—	0.00		26,243	2.39
Other tax items		(322)	(0.03)		(804)	(0.07)
Total income tax expense adjustments		(4,795)	(0.45)		26,027	2.37
Adjusted earnings from continuing operations (1) and (2)		$15,371	$1.45		$10,340	$0.94

(1)
The adjusted tax rate for Fiscal 2026 and 2025 is 29.9% and 27.7%, respectively.
(2)
EPS reflects 10.6 million and 11.0 million share count for Fiscal 2026 and 2025, respectively, which includes common stock equivalents in both periods for adjusted earnings from continuing operations. The loss from continuing operations for Fiscal 2025, as reported, excludes common stock equivalents.

Schedule B

Genesco Inc.

Adjustments to Reported Operating Income and Gross Margin

Three Months Ended January 31, 2026 and February 1, 2025

	Quarter 4 - January 31, 2026
In Thousands	Operating Income (Loss)	Asset Impair & Other Adj	Adj Operating Income (Loss)
Journeys Group	$60,206	$—	$60,206
Schuh Group	928	—	928
Johnston & Murphy Group	6,465	—	6,465
Genesco Brands Group	(1,958)	1,253	(705)
Corporate and Other	(14,318)	3,321	(10,997)
Total Operating Income	$51,323	$4,574	$55,897
% of sales	6.4%		7.0%

Depreciation and amortization			13,097
Adjusted earnings before interest, taxes, depreciation and amortization ("EBITDA")(1)			$68,994
% of sales			8.6%

	Quarter 4 - February 1, 2025
In Thousands	Operating Income (Loss)	Asset Impair & Other Adj	Adj Operating Income (Loss)
Journeys Group	$43,152	$—	$43,152
Schuh Group	5,637	—	5,637
Johnston & Murphy Group	6,555	—	6,555
Genesco Brands Group	1,391	—	1,391
Corporate and Other	(10,618)	1,745	(8,873)
Total Operating Income	$46,117	$1,745	$47,862
% of sales	6.2%		6.4%

Depreciation and amortization			13,004
Adjusted earnings before interest, taxes, depreciation and amortization ("EBITDA")(1)			$60,866
% of sales			8.2%

(1)Excludes "Other components of net periodic benefit cost" line item on the Consolidated Statements of Operations.

	Quarter 4
In Thousands	January 31, 2026	February 1, 2025
Gross margin, as reported	$367,092	$349,637
% of sales	45.9%	46.9%

Inventory write-down related to exit of licenses	1,253	—
Total gross margin adjustments	1,253	—

Adjusted gross margin	$368,345	$349,637
% of sales	46.0%	46.9%

Schedule B

Genesco Inc.

Adjustments to Reported Operating Income and Gross Margin

Fiscal Year Ended January 31, 2026 and February 1, 2025

	Fiscal Year Ended January 31, 2026
In Thousands	Operating Income (Loss)	Asset Impair & Other Adj	Adj Operating Income (Loss)
Journeys Group	$60,490	$—	$60,490
Schuh Group	(4,545)	—	(4,545)
Johnston & Murphy Group	4,588	—	4,588
Genesco Brands Group	(66)	1,253	1,187
Corporate and Other	(43,153)	8,068	(35,085)
Total Operating Income	$17,314	$9,321	$26,635
% of sales	0.7%		1.1%
Depreciation and amortization			53,325
Adjusted earnings before interest, taxes, depreciation and amortization ("EBITDA")(1)			$79,960
% of sales			3.3%

	Fiscal Year Ended February 1, 2025
In Thousands	Operating Income (Loss)	Asset Impair & Other Adj	Adj Operating Income (Loss)
Journeys Group	$26,345	$—	$26,345
Schuh Group	10,199	—	10,199
Johnston & Murphy Group	8,416	—	8,416
Genesco Brands Group	6,806	1,750	8,556
Corporate and Other	(37,841)	3,235	(34,606)
Total Operating Income	$13,925	$4,985	$18,910
% of sales	0.6%		0.8%
Depreciation and amortization			52,464
Adjusted earnings before interest, taxes, depreciation and amortization ("EBITDA")(1)			$71,374
% of sales			3.1%

(1)Excludes "Other components of net periodic benefit cost" line item on the Consolidated Statements of Operations.

	Fiscal Year Ended
In Thousands	January 31, 2026	February 1, 2025
Gross margin, as reported	$1,126,850	$1,096,813
% of sales	46.3%	47.2%

Inventory write-down related to exit of licenses	1,253	—
Charges related to distribution model transition	—	1,750
Total gross margin adjustments	1,253	1,750

Adjusted gross margin	$1,128,103	$1,098,563
% of sales	46.3%	47.2%

Schedule B

Genesco Inc.

Adjustments to Forecasted Earnings from Continuing Operations

Fiscal Year Ending January 30, 2027

In millions (except per share amounts)	High Guidance Fiscal 2027		Low Guidance Fiscal 2027
	Net of Tax	Per Share	Net of Tax	Per Share
Forecasted earnings from continuing operations	$27.8	$2.55	$23.0	$2.12
Asset impairments and other adjustments:
Asset impairments and other matters	6.6	0.61	7.0	0.64
Visa/Mastercard interchange fee antitrust settlement	(9.4)	(0.86)	(9.4)	(0.86)
Total asset impairments and other adjustments (1)	(2.8)	(0.25)	(2.4)	(0.22)
Adjusted forecasted earnings from continuing operations (2)	$25.0	$2.30	$20.6	$1.90

(1)
All adjustments are net of tax where applicable. The forecasted tax rate for Fiscal 2027 is approximately 30%. Due to the valuation allowance, the tax rate for quarters 1-3 will be in the range of approximately 7% to 8%.
(2)
EPS reflects 10.9 million share count for Fiscal 2027 which includes common stock equivalents.

This reconciliation reflects estimates and current expectations of future results. Actual results may vary materially from these expectations and estimates, for reasons including those included in the discussion of forward-looking statements elsewhere in this release. The Company disclaims any obligation to update such expectations and estimates.